UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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CARBO CERAMICS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CARBO CERAMICS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Stockholders of CARBO Ceramics Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of CARBO Ceramics Inc. will be held Tuesday, May 18, 2010, at 9:00 A.M. local time, at The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027, for the following purposes:

1. To elect seven Directors, the names of whom are set forth in the accompanying proxy statement, to serve until the 2011 Annual Meeting.

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

3. To transact such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on March 22, 2010 are the only stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination at the Company’s principal offices located at 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079, for a period of ten days prior to the Annual Meeting. This list of stockholders will also be available for inspection at the Annual Meeting and may be inspected by any stockholder for any purpose germane to the Annual Meeting.

It is important that your shares be represented at the meeting. Accordingly, even if you plan to attend the meeting in person, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope prior to the Annual Meeting or follow the Internet or telephone voting procedures described on the proxy card. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person. Your prompt consideration is greatly appreciated.

By Order of the Board of Directors,

/s/  R. Sean Elliott
R. Sean Elliott
Corporate Secretary

April 1, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 18, 2010: The Proxy Statement and Annual Report to Stockholders are available at www.carboannualmeeting.com.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS (PROPOSAL NO. 1)
BOARD OF DIRECTORS, COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE
CODE OF BUSINESS CONDUCT AND ETHICS
DIRECTOR COMPENSATION
COMPENSATION OF EXECUTIVE OFFICERS
EQUITY COMPENSATION PLAN INFORMATION
POTENTIAL TERMINATION AND CHANGE IN CONTROL PAYMENTS
REPORT OF THE COMPENSATION COMMITTEE
SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE
REPORT OF THE AUDIT COMMITTEE
RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)
OTHER MATTERS

CARBO CERAMICS INC.
575 N. Dairy Ashford, Suite 300
Houston, Texas 77079

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of CARBO Ceramics Inc. (the “Company”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held May 18, 2010, at 9:00 A.M. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027.

The Company’s principal executive offices are located at 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079. The telephone number at that address is (281) 921-6400.

Most stockholders (including participants in the Company stock fund in the Company’s Savings and Profit Sharing Plan) have a choice of granting their proxies by telephone, over the Internet or by using a traditional proxy card. You should refer to your proxy or voting instruction card to see which options are available to you and how to use them. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities and to confirm that their instructions have been properly recorded.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons, will be borne by the Company. The Company has retained Mellon Investor Services LLC (“Mellon”) to aid in the solicitation of proxies. It is estimated that the cost of Mellon’s services will be approximately $6,500 plus expenses. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, electronic communication, or personal communication by employees of Mellon and the Company. These proxy solicitation materials are being mailed on or about April 9, 2010 to all stockholders entitled to vote at the Annual Meeting.

A stockholder giving a proxy pursuant to this solicitation (including via telephone or via the Internet) may revoke it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a valid proxy (including via telephone or via the Internet) bearing a later date or by attending the Annual Meeting and voting in person.

Deadline for Receipt of Stockholder Proposals

Pursuant to regulations of the SEC, in order to be included in the Company’s Proxy Statement for its 2011 Annual Meeting, stockholder proposals must be received at the Company’s principal offices, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079, Attention: Secretary, no later than December 10, 2010 and must comply with additional requirements established by the SEC. In addition, the Company’s Second Amended and Restated By-Laws provide that any stockholder who desires either to bring a stockholder proposal before an annual meeting of stockholders or to present a nomination for director at an annual meeting of stockholders must give advance notice to the Secretary of the Company with respect to such proposal or nominee. The Company’s Second Amended and Restated Bylaws generally require that written notice be delivered to the Secretary of the Company at the Company’s principal offices not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders and contain certain information regarding the stockholder desiring to present a proposal or make a nomination and, in the case of a nomination, information regarding the proposed director nominee. For the 2011 Annual Meeting, the Secretary of the Company must receive written notice on or after January 18, 2011 and on or before February 17, 2011. A copy of the Company’s Second Amended and Restated Bylaws is available upon request from the Secretary of the Company.

Record Date, Shares Outstanding and Voting

Only stockholders of record at the close of business on March 22, 2010 are entitled to notice of, and to vote at, the Annual Meeting. At the record date, 23,124,688 shares of the Company’s Common Stock were issued and outstanding and entitled to be voted at the meeting. The presence, in person or by proxy, of stockholders holding a majority of the shares of the Company’s Common Stock entitled to vote will constitute a quorum for the Annual Meeting.

Every stockholder is entitled to one vote for each share held with respect to each matter, including the election of Directors, which comes before the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of Directors. If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to specify a choice with respect to such proposals, the proxy will be voted FOR all director nominees and FOR the ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm. The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to elect each Director nominee. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm. New York Stock Exchange (“NYSE”) rules permit brokers to vote for routine matters such as the ratification of the appointment of Ernst & Young without receiving instructions from the beneficial owner of the shares. NYSE rules prohibit brokers from voting on the election of directors without receiving instructions from the beneficial owner of the shares. In the absence of instructions, the shares are viewed as being subject to “broker non-votes,” in regard to the election of directors. “Broker non-votes” will be counted for quorum purposes (as they are present and entitled to vote on the ratification of Ernst & Young’s appointment) but will not be treated as votes cast in regard to, and will have no effect upon, the election of directors. Under Delaware law, abstentions are treated as present and entitled to vote and thus, will be counted in determining whether a quorum is present and will have the effect of a vote cast against a matter, except for the election of Directors in which case an abstention will have no effect.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold shares registered in your name, and the Company will promptly undertake to carry out your request. You can notify the Company by sending a written request to the Company at 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079, or by telephone at (281) 921-6400.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists as of March 22, 2010, with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, the name and address of such owner, the number of shares of Common Stock beneficially owned and the percentage such shares comprised of the outstanding shares of Common Stock of the Company. Except as indicated, each holder has sole voting and dispositive power over the listed shares. Percentage of beneficial ownership is based on 23,124,688 shares of Common Stock outstanding on March 22, 2010.

	Shares Beneficially
Name and Address	Owned
of Beneficial Owner	Number	Percent

William C. Morris(1) 60 East 42nd Street, Suite 3210 New York, New York 10165	3,214,250	13.9%
Neuberger Berman Group LLC(2) 605 Third Avenue New York, New York 10158	3,032,124	13.1%
BlackRock, Inc.(3) 40 East 52nd Street New York, New York 10022	1,730,107	7.5%
Kayne Anderson Investment Management LLC(4) 1800 Avenue of the Stars 2nd Floor Los Angeles, CA 90067	1,579,271	6.8%

(1)	Based on a Schedule 13G/A filing with the SEC, as of December 31, 2009, Mr. Morris reported sole voting power as to 3,199,250 shares of Common Stock. Shares shown as beneficially owned by Mr. Morris include 15,000 shares of Common Stock owned by a charitable trust as to which Mr. Morris disclaims any beneficial ownership.

(2)	Based on a Schedule 13G/A filing with the SEC, as of December 31, 2009 Neuberger Berman Group LLC reported shared voting power as to 2,588,024 shares of Common Stock, and shared dispositive power as to 3,032,124 shares of Common Stock with Neuberger Berman, LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds.

(3)	Based on a Schedule 13G filing with the SEC, as of December 31, 2009, BlackRock, Inc. reported sole voting and dispositive power as to 1,730,107 shares of Common Stock.

(4)	Based on a Schedule 13G filing with the SEC, as of December 31, 2009, Kayne Anderson Rudnick Investment Management LLC reported sole voting and dispositive power as to 1,579,271 shares of Common Stock.

The following table sets forth the number of shares of Common Stock of the Company beneficially owned by (i) each Director of the Company, (ii) each named executive officer of the Company, and (iii) Directors and all executive officers of the Company as a group, as of March 22, 2010. For purposes of this proxy statement, Gary A. Kolstad, Ernesto Bautista, III, Paul G. Vitek, Mark L. Edmunds, David G. Gallagher and R. Sean Elliott are referred to as the Company’s “named executive officers.” Except as indicated, each holder has sole voting and dispositive power over the listed shares. No current Director, nominee Director or executive officer has pledged any of the shares of Common Stock disclosed below. Percentage of beneficial ownership is based on 23,124,688 shares of Common Stock outstanding on March 22, 2010. The number and percentage of shares of Common Stock beneficially owned is determined under the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of Common Stock for which a person has sole or shared voting power or investment power and also any shares of Common Stock underlying options that are exercisable by that person within 60 days of March 22, 2010. Unless otherwise indicated in the footnotes, the address for each executive officer and Director is c/o CARBO Ceramics Inc., 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079.

			Percent of
	Amount and Nature of		Common
	Beneficial Ownership		Stock
	Currently	Acquirable	Beneficially
	Owned	Within 60 Days(1)	Owned

Directors
Sigmund L. Cornelius	2,000		*
James B. Jennings	2,000	2,051	*
H. E. Lentz, Jr.	8,000		*
Randy L. Limbacher	2,000	1,977	*
Gary A. Kolstad(2)	68,131		*
William C. Morris(3)	3,214,250		13.9%
Robert S. Rubin	700,350		3.0%
Other Named Executive Officers
Ernesto Bautista, III	10,635		*
Mark L. Edmunds	16,511		*
R. Sean Elliott	7,154		*
David G. Gallagher(4)	17,515		*
Paul G. Vitek(5)	9,000		*
Directors and All Executive Officers as a Group (12 persons)(2)(3)(4)	4,057,546	4,028	17.6%

*	Less than 1%.

(1)	With respect to the Directors set forth in the table, amounts represent shares in bookkeeping accounts for each Director in the Director Deferred Fee Plan. See “Director Compensation” below.

(2)	Shares shown as beneficially owned by Mr. Kolstad include 2,750 shares of Common Stock held jointly with his spouse, with whom Mr. Kolstad shares voting and dispositive power.

(3)	Shares shown as beneficially owned by Mr. Morris include 15,000 shares of Common Stock owned by a charitable trust as to which Mr. Morris disclaims any beneficial ownership.

(4)	Shares shown as beneficially owned by Mr. Gallagher include 5,607 shares of Common Stock jointly held with his spouse, with whom Mr. Gallagher shares voting and dispositive power.

(5)	Mr. Vitek retired from the Company in January 2009.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

Nominees.  A board of seven Directors is to be elected at the meeting. Each Director elected to the Board will hold office until the next Annual Meeting or until his or her successor has been elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below, all of whom are presently Directors of the Company. In the event that any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy, unless the size of the Board is reduced. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. It is not expected that any nominee will be unable or will decline to serve as a Director. Biographical information regarding each nominee is set forth below, as well as a summary of the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the nominee should serve as a Director of the Company. Each nominee’s experience and understanding is evaluated in determining the overall composition of the Board.

		Director
Name (Age)	Business Experience During Past 5 Years and Other Information	Since

William C. Morris(71)	Mr. Morris currently serves as Chairman of the Board of the Company. From December 1988 until November 2008, he served as Chairman of the Board of Directors of J. & W. Seligman & Co. Incorporated (a New York-based investment advisory firm); Chairman of the Board of Tri-Continental Corporation; and Chairman of each of the investment companies in the Seligman Group of Funds. Mr. Morris retired as a Director of Kerr-McGee Corporation in 2003. Mr. Morris has extensive experience in the areas of corporate finance, mergers and acquisitions and strategic planning. He also possesses a strong understanding of corporate governance matters. In addition, his long tenure as a director of the Company is of particular value to the Board in the course of its discussions and deliberations.	1987
Sigmund L. Cornelius(55)	Since October 2008, Mr. Cornelius has served as Senior Vice President, Finance, and Chief Financial Officer of ConocoPhillips (a Houston-based energy company). Prior to that, he served as Senior Vice President, Planning, Strategy and Corporate Affairs of ConocoPhillips since September 2007, having previously served as President, Exploration and Production — Lower 48 since 2006. He served as President, Global Gas of ConocoPhillips since 2004, and prior to that served as President, Lower 48, Latin America and Midstream since 2003. Mr. Cornelius was a director of DCP Midstream GP, LLC from November 2007 to October 2008. Mr. Cornelius has significant domestic and international executive experience in the oil and natural gas industry, which is the primary end user of the Company’s products and services. In addition, as the Chief Financial Officer of a public company, he has extensive experience and skills in the areas of corporate finance, accounting, strategic planning and risk oversight.	2009
James B. Jennings(69)	Mr. Jennings currently serves as a Senior Advisor to Brown Brothers Harriman & Co. (a banking and financial services firm) (“Brown Brothers Harriman”). From April 2004 until December 2007, Mr. Jennings served as Chairman of the Board of Hunt Oil Company (a Dallas-based oil and natural gas company) and presently holds the position of Chairman Emeritus. Prior to that time, Mr. Jennings held various executive positions with Hunt Oil Company, including President/Director and Executive Vice President of International and U.S. Exploration, and Group Vice President — World Exploration and Production. Mr. Jennings served on the Board of Directors of Hunt Oil Company from 1991 to 2007. Mr. Jennings has extensive senior leadership experience in the oil and natural gas industry, including international operations. He also possesses valuable skills in the area of strategic planning.	2007

		Director
Name (Age)	Business Experience During Past 5 Years and Other Information	Since

Gary A. Kolstad(51)	Mr. Kolstad was appointed by the Board of Directors to serve as President and Chief Executive Officer and a Director of the Company, effective as of June 1, 2006. Mr. Kolstad was previously employed by Schlumberger, Ltd. (a Paris- and Houston-based oilfield services company), from 1985 to June 2006, where he most recently served as Vice President, Global Accounts for Schlumberger Oilfield Services and previously led Schlumberger’s onshore business unit as Vice President/General Manager, Oilfield Services — U.S. Onshore. Mr. Kolstad has a Bachelor of Science degree in Petroleum Engineering and a strong executive background in the oil field services business, which is the primary industry that purchases products and services from the Company. He also has a solid understanding of international operations and strategic planning.	2006
H. E. Lentz, Jr.(65)	Managing Director of Lazard Frères & Co. (an investment banking firm) since June 2009. Formerly Managing Director of Barclays Capital, an investment banking firm and successor to Lehman Brothers, from September 2008 to March 2009. Managing Director of Lehman Brothers from 1993 to 2002; consultant to Lehman in 2003 and Advisory Director of Lehman from 2004 to September 2008. He also serves as the non-executive Chairman of the Board of Rowan Companies, Inc., and as a director of Peabody Energy Corporation. Mr. Lentz has significant experience in the areas of corporate finance, mergers and acquisitions and strategic planning. As a director of two other public companies, he also has experience in the area of corporate governance.	2003
Randy L. Limbacher(51)	Since November 2007, Mr. Limbacher has served as President and Chief Executive Officer and a Director of Rosetta Resources, Inc. (a Houston-based oil and natural gas company). Mr. Limbacher was also appointed as Chairman of the Board of Rosetta in February 2010. From April 2006 until November 2007, Mr. Limbacher held the position of President, Exploration and Production — Americas for ConocoPhillips (a Houston-based energy company). Prior to that time, Mr. Limbacher spent over twenty years with Burlington Resources Inc. (a Houston-based oil and natural gas company), where he served as Executive Vice President and Chief Operating Officer from 2002 until acquired by ConocoPhillips in April 2006. He was a Director of Burlington Resources from January 2004 until the sale of the company. Mr. Limbacher has significant executive experience in the oil and natural gas industry. He also possesses skills in the area of strategic planning.	2007
Robert S. Rubin(78)	Mr. Rubin has served as a Senior Vice President of JPMorgan Chase & Co. (a New York-based financial holding company) (“JP Morgan”) and a predecessor firm since 2001. He has extensive experience in the areas of corporate finance, accounting, mergers and acquisitions, strategic planning and risk oversight.	1997

The Board of Directors recommends a vote FOR the election of each of the nominees for Director named in this proxy statement.

The Board has determined that each of the following Directors is (or, in the cases of Messrs. Cooke and Deaton, was during the time of their Board service in 2009) independent within the meaning of the applicable rules of the SEC and the listing standards of the NYSE:

William C. Morris
Claude E. Cooke, Jr.
Sigmund Cornelius
Chad C. Deaton
James B. Jennings
H. E. Lentz, Jr.
Randy L. Limbacher
Robert S. Rubin

The Board has evaluated the independence of the members of the Board under the independence standards promulgated by the NYSE. In conducting this evaluation, the Board and Audit Committee considered transactions and relationships between each Director nominee or his immediate family and the Company to determine whether any such transactions or relationships were material and, therefore, inconsistent with a determination that each such Director nominee is independent. Based upon that evaluation, the Board determined that Messrs. Morris, Cornelius, Jennings, Limbacher, Lentz and Rubin have no material relationship with the Company and, as a result, are independent. In determining the independence of Mr. Morris, the Board specifically considered that the Company reimburses Directors for direct expenses incurred in connection with Company related-travel, and that Mr. Morris may travel on Company business by means of a private aircraft owned by Mr. Morris. The Board concluded that such expense reimbursements are not inconsistent with a determination that Mr. Morris is independent. In determining the independence of Mr. Cornelius, the Board specifically considered his employment as a Senior Vice President and Chief Financial Officer of ConocoPhillips and ConocoPhillips’ status as a customer of the Company and one of its subsidiaries and concluded that such employment was not inconsistent with a determination that Mr. Cornelius is independent. In determining the independence of Mr. Jennings, the Board specifically considered that he provides consulting services to Brown Brothers Harriman and that the Company formerly maintained a credit facility with Brown Brothers Harriman, and concluded that such consulting services were not inconsistent with a determination that Mr. Jennings is independent. In determining the independence of Mr. Lentz, the Board specifically considered his prior employment as a Managing Director to Barclays Capital and their provision of brokerage services to the Company in connection with its stock repurchase program and concluded that such prior employment was not inconsistent with a determination that Mr. Lentz is independent. In determining the independence of Mr. Rubin, the Board specifically considered his employment as a Senior Vice President of JP Morgan and that the Company previously placed funds on deposit at JP Morgan, and concluded that such employment was not inconsistent with a determination that Mr. Rubin is independent.

Please see the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for information about the Company’s executive officers.

Interested parties may contact the Board, or the non-management Directors as a group, at the following address:

Board of Directors
Or
Non-Management Directors
c/o CARBO Ceramics Inc.
575 N. Dairy Ashford
Suite 300
Houston, Texas 77079

Communications may also be sent to individual Directors at the above address. Communications to Directors will be reviewed and referred in compliance with the Procedures for Unsolicited Communications, as approved by the Nominating and Corporate Governance Committee of the Board on July 12, 2004 (which comprise a majority of the Board’s independent directors). Communications to the Board, the non-management Directors or any individual Director that relate to the Company’s accounting, internal accounting controls or auditing matters will also be referred to the Chairman of the Audit Committee. Other communications will be referred to the appropriate Committee chairman and may also be sent, as appropriate, to the Company’s Chief Compliance Officer.

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD OF DIRECTORS AND
MEETING ATTENDANCE

The Board met eight times during the last fiscal year. Each Director attended at least 75% of all meetings of the Board and the Committees of which such Director is a member. Although there is no formal policy as to Director attendance at the Annual Meeting of Stockholders, all Directors (other than Mr. Cornelius who was elected to the Board on November 17, 2009) attended the 2009 Annual Meeting of Stockholders and all are anticipated to attend the 2010 Annual Meeting of Stockholders as well.

The primary function of the Board is oversight, which includes among other matters, oversight of the principal risk exposures to the Company. To assist the Board in this role, the Audit Committee periodically requests the Company’s internal auditor to conduct a review of enterprise risks associated with the Company. The internal audit firm reports its findings and assessments to the Audit Committee, which then reports the findings to the Board as a whole.

Pursuant to the Company’s corporate governance guidelines, the offices of Chairman of the Board and Chief Executive Officer are currently separated. The positions of the Chairman of the Board and the Chief Executive Officer are not held by the same person and the Chairman of the Board is not an employee of the Company. The Board views this separation as a means to allow the Board to fulfill its role in risk oversight through a collaborative, yet independent, interaction with Company management.

The Board has an Audit Committee currently comprised of five members and a Compensation Committee and Nominating and Corporate Governance Committee, each of which is currently comprised of six members. The charters of each of these Committees and the Company’s Corporate Governance Guidelines are available free of charge on the Company’s website at www.carboceramics.com or by writing to the Company at: CARBO Ceramics Inc., c/o Corporate Secretary, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079. The Board votes annually on the membership and chairmanship of all Committees.

Audit Committee.  The Audit Committee currently consists of Robert S. Rubin (Chairman), Sigmund L. Cornelius, James B. Jennings, H.E. Lentz, Jr. and Randy L. Limbacher. The Committee met nine times during the last fiscal year. The Board has determined that all of the members of the Audit Committee are independent within the meaning of the applicable rules of the SEC and the listing standards of the NYSE. The Board has also determined that Robert S. Rubin meets the requirements for being an “audit committee financial expert,” as that term is defined by applicable SEC and NYSE rules. The Audit Committee appoints and retains the Company’s independent registered public accounting firm, approves the fee arrangement and scope of the audit, reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by the independent registered public accounting firm with respect to the Company’s internal control structure and reviews internal accounting procedures and controls with the Company’s financial and accounting staff. The Audit Committee also conducts the review of the non-audit services provided by the independent registered public accounting firm to determine their compatibility with its independence. The Audit Committee reviews the independent registered public accounting firm’s performance, qualification and quality control procedures and establishes policies for: (i) the pre-approval of audit and permitted non-audit services by the independent registered public accounting firm; (ii) the hiring of former employees of the independent registered public accounting firm; and (iii) the submission and confidential treatment of concerns from employees or others about accounting, internal controls, auditing or other matters.

The Audit Committee reviews with management the Company’s disclosure controls and procedures and internal control over financial reporting and the processes supporting the certifications of the Chief Executive Officer and Chief Financial Officer. It also reviews with management and the Company’s independent registered public accounting firm the Company’s critical accounting policies. The Audit Committee reviews the Company’s annual and quarterly SEC filings and other related Company disclosures. The Audit Committee reviews the Company’s compliance with the Code of Business Conduct and Ethics as well as other legal and regulatory matters. The Committee reviews and approves related person transactions in accordance with the Company’s Code of Business Conduct and Ethics and applicable SEC guidelines. Such reviews are conducted periodically, but no less frequently than annually, and are reflected in the minutes of the Audit Committee.

In performing these duties, the Audit Committee has full authority to: (i) investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company; (ii) retain outside legal, accounting or other consultants to advise the Committee; and (iii) request any officer or employee of the Company, the Company’s in-house or outside counsel, internal auditor, internal audit service providers or independent registered public accounting firm to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Compensation Committee.  The Compensation Committee currently consists of H.E. Lentz, Jr. (Chairman), Sigmund L. Cornelius, James B. Jennings, Randy L. Limbacher, William C. Morris and Robert S. Rubin. The Committee met five times during the last fiscal year. The Board has determined that all of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE. The Compensation Committee (i) establishes policies relating to the compensation of the non-employee Directors, officers and key management employees of the Company; (ii) reviews and approves the compensation of the non-employee Directors, officers and the President and Chief Executive Officer; (iii) reviews the President and Chief Executive Officer’s recommendations with respect to cash incentive compensation awards for non-officer employees; (iv) oversees the administration of the Company’s equity compensation plans; and (v) reviews and approves periodically, but no less than annually, the Company’s compensation goals and objectives with respect to its officers, including oversight of the risks associated with the Company’s compensation programs. The Compensation Committee also evaluates and approves post-service arrangements with management and establishes and reviews periodically the Company’s perquisite policies for management and Directors.

In performing its duties, the Compensation Committee has ultimate authority and responsibility to engage and terminate any outside consultant to assist in determining appropriate compensation levels for the Chief Executive Officer or any other member of the Company’s management and to approve the terms of any such engagement and the fees of any such consultant. For 2009 the Company engaged Stone Partners, Inc. as a compensation consultant to review and recommend executive compensation and to assist in the compensation decisions made by the Compensation Committee and the Board. In addition, the Committee has full access to any relevant records of the Company and may also request that any officer or other employee of the Company (including the Company’s senior compensation or human resources executives), the Company’s in-house or outside counsel, or any other person meet with any members of, or consultant to, the Committee. In addition to information provided by outside compensation consultants, the officers of the Company may also collect peer group compensation data for review by the Committee.

The Committee sets the compensation policy for the Company as a whole and specifically decides all compensation matters related to the officers of the Company. The Committee also delegated to its Chairman the ability to grant interim equity awards to non-officer employees of the Company under the stockholder-approved equity plans of the Company in an amount not to exceed 1,000 shares of Company Common Stock per employee award with such awards reported to the full Committee at its next meeting.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee currently consists of William C. Morris (Chairman), Sigmund L. Cornelius, James B. Jennings, Randy L. Limbacher, H. E. Lentz, Jr. and Robert S. Rubin. The Nominating and Corporate Governance Committee acted unanimously in recommending the nomination of the Directors in Proposal One. The Committee met five times during the last fiscal year. The Board has determined that all of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the NYSE. The Nominating and Corporate Governance Committee establishes the Company’s corporate governance principles and guidelines. These principles and guidelines address, among other matters, the size, composition and responsibilities of the Board and its Committees, including their oversight of management. The Committee also advises the Board with respect to the charter, structure and operation of each Committee of the Board. The Nominating and Corporate Governance Committee oversees the evaluation of the Board and senior executives of the Company and reviews and periodically reports to the Board on matters concerning Company succession planning. The Committee has full access to any relevant records of the Company and may retain outside consultants to advise it. The Committee has the ultimate authority and responsibility to engage or terminate any outside consultant to identify Director candidate(s) and to approve the terms and fees of such engagement of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company’s outside counsel, or any other person meet with any members of, or consultant to, the Committee.

The Company’s Board has charged the Nominating and Corporate Governance Committee with identifying individuals qualified to become members of the Board and recommending Director nominees for each Annual Meeting of Stockholders, including the recommendation of nominees to fill any vacancies on the Board. The Nominating and Corporate Governance Committee considers Director candidates suggested by its members, other Directors, senior management and stockholders. Stockholders desiring to make such recommendations should timely submit the candidate’s name, together with biographical information and the candidate’s written consent to be nominated and, if elected, to serve to: Chairman, Nominating and Corporate Governance Committee of the Board of Directors of CARBO Ceramics Inc., 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079. To assist it in identifying Director candidates, the Committee is also authorized to retain, at the expense of the Company, third party search firms and legal, accounting, or other advisors, including for purposes of performing background reviews of potential candidates. The Committee provides guidance to search firms it retains about the particular qualifications the Board is then seeking. In 2009, the Committee retained Russell Reynolds Associates to explore the availability of Director candidates.

All Director candidates, including those recommended by stockholders, are evaluated on the same basis. Candidates are selected for their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards (including independence standards) and diversity of membership. While the Company’s Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Nominating and Corporate Governance Committee considers diversity in the context of the Board as a whole, taking into account personal characteristics and experience of current and prospective directors in order to facilitate Board deliberations that reflect an appropriate range of perspective. The Board of Directors recognizes the importance of soliciting new candidates for membership on the Board of Directors and that the needs of the Board of Directors, in terms of the relative experience and other qualifications of candidates, may change over time. In determining the needs of the Board of Directors and the Company, the Nominating and Corporate Governance Committee considers the qualifications of sitting Directors and consults with other members of the Board of Directors (including as part of the Board’s annual self-evaluation), the Chief Executive Officer and other members of senior management and, where appropriate, external advisors. All Directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board of Directors and its various Committees, as well as in less formal contacts with management. Director candidates, other than sitting Directors, are interviewed at the direction of the Committee, which may include (at the Committee’s direction) interviews by the Chairman of the Board of Directors, other Directors, the Chief Executive Officer and other key management personnel, and the results of those interviews are considered by the Committee in its deliberations.

The members of the Nominating and Corporate Governance Committee constitute all of the non-management Directors on the Company’s Board of Directors. As the Chairman of the Nominating and Corporate Governance Committee, William C. Morris serves as the presiding Director for non-management executive sessions of these Directors.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to its Directors and employees, including its Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics, including future amendments, is available free of charge on the Company’s website at www.carboceramics.com or by writing to the Company at: CARBO Ceramics Inc., c/o General Counsel, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079. The Company will also post on its website any amendment to or waiver under the Code of Business Conduct and Ethics granted to any of its Directors or executive officers. No such waivers were requested or granted in 2009.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation of the Company’s non-employee Directors. Mr. Kolstad did not receive any additional compensation for his service on the Board in 2009. Compensation received by Mr. Kolstad in his capacity as President and Chief Executive Officer is disclosed under “Compensation of Executive Officers” below.

Director Compensation for Fiscal Year 2009

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)(3)	($)	($)	($)	($)	($)

Claude E. Cooke, Jr.(4)	19,500	—	—	—	—	—	19,500
Sigmund L. Cornelius	7,750	127,100	—	—	—	—	134,850
Chad C. Deaton(5)	28,250	—	—	—	—	—	28,250
James B. Jennings	41,500	—	—	—	—	—	41,500
H.E. Lentz, Jr.	51,500	—	—	—	—	—	51,500
Randy L. Limbacher	39,500	—	—	—	—	—	39,500
William C. Morris	56,500	—	—	—	—	—	56,500
Robert S. Rubin	49,500	—	—	—	—	—	49,500

(1)	Messrs. Jennings and Limbacher elected to defer all, and Messrs. Cooke and Deaton deferred a portion, of their cash fees under the Director Deferred Fee Plan (described below), resulting in the crediting of an aggregate of 3,255 shares of Common Stock, collectively, to bookkeeping accounts in fiscal year 2009. Of the total shares credited in fiscal year 2009, Messrs. Cooke, Deaton, Jennings, and Limbacher were credited 416, 690, 1,111, and 1,038 shares of Common Stock, respectively. As of December 31, 2009, Messrs. Jennings and Limbacher had 2,045, and 1,972 shares of Common Stock in total credited to each of their accounts, respectively. Upon Dr. Cooke’s retirement from the Board in May 2009 and Mr. Deaton’s resignation from the Board in September 2009, they were each issued shares of Common Stock in exchange for their account balances in the Director Deferred Fee Plan.

(2)	Amount shown does not reflect compensation actually received by Directors. Rather, amounts set forth in the Stock Awards column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes in fiscal year 2009 by the Company with respect to restricted stock awards. A discussion of the assumptions used in this valuation with respect to restricted stock awards made in fiscal year 2009 may be found in Note 9 to the Company’s financial statements contained in the Company’s Annual Report on Form 10-K for 2009. Dividends are paid on shares of restricted stock at the same rate, and at the same time, that dividends are paid to stockholders of the Company.

(3)	Each non-employee Director other than Messrs. Cornelius, Jennings and Limbacher received a grant of 2,000 shares of restricted stock in April 2006. Mr. Cornelius received a grant of 2,000 shares of restricted stock in November 2009 upon his becoming a non-employee Director. Additionally, Messrs. Jennings and Limbacher each received a similar grant of 2,000 shares of restricted stock in July 2007 upon joining the Board of Directors. These awards vest ratably over a period of three years from their date of grant, but will vest immediately upon termination of service on the Board as a result of death, disability or retirement at age 62 or older. As of December 31, 2009, Messrs. Cornelius, Limbacher and Jennings held 2,000, 667 and 667 shares of restricted Common Stock respectively.

(4)	Dr. Cooke retired as a Director in May 2009.

(5)	Mr. Deaton resigned as a Director in September 2009.

Directors who are not employees of the Company are paid retainers of $6,250 per calendar quarter plus $1,500 per meeting for attending meetings of the Board of Directors. Directors are also paid $1,000 for each Committee meeting that does not immediately precede or follow a meeting of the Board of Directors. In addition to their compensation as Directors, the Chairmen of the Audit and Compensation Committees each receive $10,000 annually as compensation for their service as Chairmen of these Committees. The Chairman of the Nominating and Corporate Governance Committee does not currently receive a separate payment for service as Chairman of this Committee. In addition to his compensation as a Director, the Chairman of the Board of Directors receives $20,000 annually as compensation for his service as Chairman of the Board. All Directors are reimbursed for out-of-pocket expenses incurred by them in attending meetings of the Board of Directors and its Committees and otherwise in performing their duties. All retainers are paid quarterly and all meeting attendance payments are made at the end of each quarter in which the meeting(s) took place. Additionally, payments of annual compensation amounts are paid quarterly in equal installments.

Each newly elected or appointed non-employee Director receives a grant of 2,000 shares of restricted stock on the first day he or she is elected or appointed as a non-employee Director. Generally, one-third of the shares of such restricted stock vests on each anniversary of the grant date provided the grantee is still serving as a Director on each such anniversary. In the event the Director’s service with the Company terminates prior to the applicable vesting date, other than as a result of such Director’s death, disability, or retirement at age 62 or older, all restricted shares are immediately forfeited. However, if the Director’s service is terminated due to his or her death, disability or retirement, then such unvested shares immediately vest. The terms of the grants also provide for accelerated vesting upon a change in control of the Company. For more information regarding such accelerated vesting, see “Potential Termination and Change in Control Payments” below.

Under the terms of the Director Deferred Fee Plan (as amended, the “Deferral Plan”), Directors are permitted to defer their annual cash compensation otherwise payable in a given fiscal year and to receive such fees instead in the form of shares of the Company’s Common Stock on the later of a date certain chosen by the Director or the cessation of the Director’s service on the Board, either in a lump sum or in installment payments. The Deferral Plan requires each Director who wishes to defer compensation for any fiscal year to have notified the Company in writing no later than 10 calendar days before the beginning of such fiscal year. In January 2010, the Deferral Plan was discontinued and account balances will be distributed no later than January 2011 in accordance with the terms of the Deferral Plan.

Each non-employee Director is required to hold 2,000 shares of Company stock (including shares of restricted stock) so long as he or she is a member of the Board of Directors. Each non-employee Director currently meets this requirement.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Compensation Policy.  The goal of the Company’s compensation policy is to ensure that executive compensation aligns management’s overall goals and objectives for improving profitability and enhancing stockholder value with those of stockholders. To achieve this goal, the Compensation Committee has adopted the following guidelines to direct compensation decisions:

•	provide a competitive compensation package that enables the Company to attract and retain superior management personnel;

•	relate compensation to the performance of the Company and the individual; and

•	align employee objectives with the objectives of stockholders by encouraging executive stock ownership.

Elements of Compensation.  In order to achieve its objectives, the Committee has combined current and deferred cash compensation with equity-based compensation. The Company’s compensation program for executive officers consists of:

•	base salary;

•	performance-based bonuses based upon individual performance and the Company’s annual net income before tax under incentive compensation plans or individual employment agreements;

•	restricted stock grants;

•	performance-based cash awards; and

•	matching and discretionary contributions under the Company’s Savings and Profit Sharing Plan.

In recent years, 100% of each executive officer’s long term incentive award was granted in the form of restricted stock. In 2009, approximately 75% of each executive officer’s long term incentive award was made in the form of restricted stock, with 25% of such award being provided in the form of performance-based cash awards. The Committee made this change in order to increase the correlation between Company performance and executive compensation.

Base Salary.  Officer base salary levels are reviewed annually to determine whether they are near the median range for persons holding similar positions with companies that are of a similar size and nature and companies that are included in the S&P Small Cap 600 Index, Oil and Gas Equipment and Services sub-industry group. Annually, the officers of the Company collect and collate for the Compensation Committee’s review, publicly available information about the compensation of comparable executives of the Company’s peer group companies, as well as information regarding compensation from any third party sources which they determine to be relevant, such as Stone Partners, Inc. or other similar sources. The Compensation Committee is provided with this data and has the authority to engage directly any consultants that the Committee deems necessary in the course of determining executive compensation.

For purposes of setting 2009 compensation, the peer group companies submitted to the Committee by the Company’s officers included Allis-Chalmers Energy Inc., Basic Energy Services, Inc., Cal-Dive International, Inc., Complete Production Services, Inc., Core Laboratories N.V., Drill-Quip, Inc., Hornbeck Offshore Services, Inc., ION Geophysical Corporation, Lufkin Industries, Inc., Newpark Resources, Inc., RPC, Inc., Superior Energy Services Inc., Superior Well Services, Inc., TESCO Corporation,, and Unit Corporation (“Similar Companies”). Many of the Company’s direct competitors cannot be included in such comparisons as they are private and/or foreign entities and, as such, relevant compensation data may not be readily available to the public. The Compensation Committee reviews spreadsheets with respect to the Chief Executive Officer, the Chief Financial Officer and other executive officers that compare their base salaries to those of executives in similar positions at the Similar Companies and with various compensation survey sources (collectively, “Market Data”). The spreadsheets are prepared for the Compensation Committee and show the Company’s position with respect to market capitalization, revenue, net income and compensation.

The Compensation Committee typically targets base salaries for the Company’s executive officers at the 50th percentile of base salary ranges of the Market Data in order to stay competitive with its market peers. Individual salaries are then set based on individual performance in the most recently completed twelve months, subject, for Mr. Kolstad, to the base salary requirements set forth in his employment agreement. For 2009, Mr. Kolstad’s base salary was $500,000 pursuant to the terms of his employment agreement. To further emphasize the correlation between Company performance and executive pay, the Compensation Committee typically uses the 50th to 75th percentile range of the total equity and cash compensation as reflected by Market Data to set the range of total compensation for its executive officers. Individual performance is rated annually against the achievement of performance objectives specific to the individual’s roles and responsibilities. The executive officers are evaluated by the Nominating and Corporate Governance Committee, which then communicates their evaluation results to the Compensation Committee to use in setting the following year’s compensation.

Annual Bonuses.  Since its inception, the Company has sought to have a significant portion of key employee compensation be performance-based. In order to achieve this objective, the Company established its first incentive compensation plan in 1987. For 2009, the Compensation Committee approved the CARBO Ceramics Inc. Incentive Compensation Plan for Key Employees (the “2009 ICP”).

The 2009 ICP provides for cash incentive payments to key employees (including Messrs. Bautista, Edmunds, Gallagher and Elliott) based on components of both Company and individual performance as described in “Compensation of Executive Officers.” Mr. Vitek did not participate in or receive any amounts under the 2009 ICP due to his retirement from the Company in January 2009. For 2009, the majority of cash incentive payments earned by Messrs. Bautista, Edmunds, Gallagher and Elliott were based on Company or Company business unit performance, with no more than 20% of any such incentive payment based on individual performance. The Company further believes that its net income before taxes (“NIBT”) overall Company and business unit targets under the 2009 ICP were appropriate aggressive benchmarks for performance. The Company’s actual 2009 NIBT of $79.8 million was approximately 13% less than the target NIBT under the 2009 ICP of $91.5 million, with the actual NIBT for the Company’s proppant business unit being approximately 8% less than the 2009 target NIBT of $89.7 million for that business unit. The Company’s NIBT for 2009 is equal to income before income taxes as reported on its consolidated statement of income.

For 2009, the bonuses for each of Messrs. Bautista, Edmunds, Gallagher and Elliott were established pursuant to the 2009 ICP with target incentive percentages of 90%, 85%, 85% and 60% of base salary, respectively. Of these targets, (i) 90% of Mr. Bautista’s target award was based on Company performance and 10% was based on personal performance, (ii) 85% of Mr. Edmunds’ target award was based on Company and the Company’s proppant business unit performance and 15% was based on personal performance, and (iii) 80% of each of Mr. Gallagher’s and Mr. Elliott’s target award was based on Company performance and 20% was based on personal performance. Personal performance of executive officers is assessed by the Compensation Committee on an annual basis.

Mr. Kolstad’s annual cash bonus is determined in accordance with his employment agreement, rather than the 2009 ICP. Mr. Kolstad’s bonus is equal to the sum of (i) 0.5% of the Company’s earnings before interest income and expense and taxes (“EBIT”) for such fiscal year up to $75,000,000 of EBIT, plus (ii) 1.0% of EBIT in excess of $75,000,000. The Compensation Committee determined that with respect to the Chief Executive Officer, 100% of his bonus should be determined by Company performance, and EBIT was determined to be the appropriate performance measure because it closely aligns the performance of the Chief Executive Officer with stockholder goals and interests.

On January 18, 2010, the Committee approved the CARBO Ceramics Inc. Annual Incentive Arrangement (the “AIA”). Beginning in 2010 each officer of the Company, other than Mr. Kolstad, will have their bonus opportunity under the AIA established by the Committee as a percentage of EBIT for the applicable annual period, subject to a pre-determined dollar cap. An executive officer’s personal performance will not be a separate performance metric under the AIA.

Restricted Stock.  The Company strongly believes that the interests of stockholders and executives become more closely aligned when executives are provided with an opportunity to acquire an equity interest in the Company through ownership of the Company’s Common Stock. Accordingly, in 2004, the Company established the CARBO Ceramics Inc. Long-Term Incentive Plan (the “Restricted Stock Plan”). See “Employment Agreements and Other Plans — Restricted Stock Plan” below. When the Restricted Stock Plan expired in April 2009, it was replaced by the CARBO Ceramics Inc. Omnibus Incentive Plan (the “Omnibus Plan”). See “Employment Agreements and Other Plans — Omnibus Plan” below.

Individual restricted stock grants are determined based on individual and Company performance. In recognition of their responsibility for the Company’s financial performance, a portion of compensation is given in the form of equity to senior management. Annual equity grants are traditionally given at the first Board of Directors meeting held shortly after the year-end close of the Company’s books.

In addition, executive officers generally are required to hold their restricted shares for an additional two years after the initial three-year vesting period.

Performance-Based Cash Awards.  In 2009, the Committee granted performance-based cash awards to named executive officers (other than Mr. Vitek) under the terms of the Omnibus Plan. Awards granted in 2009 are subject to a performance period beginning on January 1, 2009 and ending on December 31, 2011. Earnings before interest income and expense, taxes, depreciation and amortization (“EBITDA”) for the performance period was established as the benchmark for performance under the awards. A cumulative EBITDA target for the performance period was established at $316,225,000, representing a 5% growth from the cumulative EBITDA of the Company for the three years immediately prior to the current performance period. The Compensation Committee viewed this growth percentage as an appropriate and aggressive goal, especially given industry conditions at the time the awards were made. Payment under the 2009 performance-based cash awards, if any, will be paid at the end of the performance period based upon the Company’s actual cumulative EBITDA during such period. If actual cumulative EBITDA is at least $301,167,000, which is the minimum level of achievement required before any payments are made, the payment will be 25% of the targeted award amount. If actual cumulative EBITDA is $316,225,000, the payment will be 100% of the targeted award amount. If actual cumulative EBITDA is $331,284,000 or more, the payment will be 150% of the targeted award amount. In no event will any payments made under the performance-based cash awards be greater than 150% of the targeted award amount. If the amount of actual cumulative EBITDA achieved during the performance period is between any two of the amounts mentioned above, the percentage of the target award paid will be calculated using straight-line interpolation between the applicable EBITDA levels and corresponding payout percentages. For more information regarding the potential payouts to named executive officers under the 2009 grants of performance based cash awards, see “Grants of Plan-Based Awards in Fiscal Year 2009” below.

By reference to Market Data, for the executive officers, grants of restricted stock and performance-based cash awards are designed to target the 50th to 75th percentile range with respect to the mix of equity and cash compensation.

Termination and Change in Control.  Mr. Kolstad’s employment agreement provides for certain payments to be made in the event of his termination of employment both before and following a change in control. These provisions were part of the employment agreement negotiated with Mr. Kolstad in connection with his joining the Company. The Company believes that having these provisions in the employment agreement enables Mr. Kolstad to focus solely on the performance of his job by providing him with security in the event of certain terminations of employment or change in control.

As is typical of many companies, the restricted stock issued by the Company vests immediately upon a change in control of the Company. Additionally, the performance-based cash awards made under the Omnibus Plan in 2009 vest upon a change of control based on the number of days elapsed under the applicable performance period. These vesting provisions are designed to preserve employee productivity during the potentially disruptive time prior to a change in control by assuring them of their opportunity to realize the value of their stock and performance-based cash awards.

Retirement.  The Company does not provide retirement benefits to its executive officers other than pursuant to its tax-qualified Savings and Profit Sharing Plans available to all employees. It does provide that restricted stock awards will vest upon “Retirement,” which is defined as a participant’s voluntary termination of employment at or after age 62 (unless otherwise defined in the award agreement). Performance-based cash awards made under the Omnibus Plan vest immediately upon Retirement, but the payment of the award, if any, is delayed until after the performance period is completed so that the applicable amount can be determined.

Perquisites.  The Company’s named executive officers are primarily compensated with cash and incentive awards and not perquisites. Perquisites provided to our named executive officers are usually limited to items such as reimbursement for club dues and education expenses. In 2009, the Company decided to move and consolidate its headquarters office and other personnel in one location in Houston, Texas. Among other reasons, this decision was made to increase the efficiency of the Company’s overall operations and to place the Company’s headquarters in closer proximity to several of its customers. The Company has a relocation policy that provides assistance to all officer and non-officer employees who move to Houston, which includes shipment of household goods, an incentive to complete a timely sale of an employee’s home, reimbursement of costs associated with the sale and purchase of homes, reimbursement for temporary living arrangements and a miscellaneous expense allowance. In addition, if an employee is not able to timely sell his or her home, the Company provides him or her with an offer to purchase it at the employee’s original purchase price. For more information concerning the relocation assistance provided to Messrs. Edmunds, Elliott and Kolstad in 2009, see “Summary Compensation Table” below. These perquisites were provided to Messrs. Edmunds, Elliott and Kolstad specifically in connection with the Company’s relocation in 2009 and the Company will not provide these perquisites to them on an on-going basis.

Internal Revenue Code Section 162(m).  Internal Revenue Code Section 162(m), and the regulations thereunder, place a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company’s most highly compensated officers. The limit imposed by Section 162(m) does not however, apply to deductions for qualified “performance-based compensation,” the material terms of which are disclosed to and approved by stockholders. The Company’s policy is to carefully monitor the potential impact of Section 162(m) on the tax deductibility of executive compensation, and to pay executive compensation that may not be deductible if it believes it is necessary and appropriate in light of the Company’s compensation objectives and in the interests of the Company and its stockholders.

Summary Compensation Table

The following table sets forth information concerning (i) annual compensation paid during fiscal years ended December 31, 2007, 2008 and 2009 to the Company’s Chief Executive Officer and those individuals who served as Chief Financial Officer during 2009, and (ii) annual compensation during such periods for the Company’s three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, who were serving as executive officers as of December 31, 2009.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)	($)	($)(2)	($)	($)	($)	($)		($)

Gary A. Kolstad,	2009	500,000	418,430	675,028	—	—	—	222,580	(3)	1,816,038
President and Chief	2008	500,000	596,877	179,600	—	—	—	16,788		1,293,265
Executive Officer	2007	300,000	434,810	154,784	—	—	—	16,336		905,930
Paul G. Vitek,	2009	32,858	—	—	—	—	—	236,820	(4)	269,678
Former Senior Vice	2008	214,167	338,741	110,095	—	—	—	16,788		679,791
President Finance &	2007	196,250	150,079	103,190	—	—	—	14,899		464,418
Administration, Chief
Financial Officer and Treasurer
Ernesto Bautista, III	2009	267,038	201,241	240,131	—	—	—	16,718	(5)	725,128
Vice President and Chief Financial Officer(1)
Mark L. Edmunds,	2009	224,250	166,107	188,987	—	—	—	125,472	(6)	704,816
Vice President of Operations	2008	203,500	280,899	110,095	—	—	—	16,788		611,282
	2007	191,250	133,719	103,190	—	—	—	15,153		443,312
David G. Gallagher,	2009	234,250	162,317	198,795	—	—	—	34,840	(5)	630,202
Vice President of Marketing	2008	213,383	302,249	70,044	—	—	—	32,402		618,078
and Sales	2007	149,390	109,928	477,800	—	—	—	82,068		819,186
R. Sean Elliott,	2009	212,750	105,336	112,446	—	—	—	102,024	(7)	532,556
General Counsel, Corporate	2008	189,250	188,606	29,993	—	—	—	16,788		424,637
Secretary and Chief
Compliance Officer

(1)	Mr. Bautista joined the Company in January 2009 as Vice President and Chief Financial Officer.

(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Rather, amounts set forth in the Stock Awards column represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 (formerly FAS 123(R)) for financial statement reporting purposes in fiscal year 2009 by the Company with respect to restricted stock awards. A discussion of the assumptions used in this valuation with respect to awards made in fiscal year 2009 may be found in Note 9 to the Company’s financial statements contained in the Company’s Annual Report on Form 10-K for 2009. A discussion of the assumptions used in this valuation with respect to awards made in fiscal years prior to fiscal year 2009 may be found in the corresponding sections of the Company’s financial statements and accompanying footnotes for the fiscal year in which the award was made. Dividends are paid on shares of restricted stock at the same rate, and at the same time, that dividends are paid to stockholders of the Company.

(3)	The amount disclosed for Mr. Kolstad includes (i) contributions under the Company’s Savings and Profit Sharing Plan of $16,718 (ii) reimbursement of club dues and (iii) relocation assistance in connection with the Company’s move of its headquarters to Houston in the amount of $191,100.

(4)	Mr. Vitek retired as an executive officer of the Company in January 2009. After and separate from this retirement, Mr. Vitek was engaged to provide consulting services for the Company, and to act as a financial advisor in connection with an acquisition that the Company completed in October 2009. The amount disclosed for Mr. Vitek includes Company contributions under the Company’s Savings Plan of $9,220, $27,600 of consulting fees and financial advisory fees of $200,000 in connection with the completion of the acquisition.

(5)	The amounts disclosed for Mr. Bautista and Mr. Gallagher each include Company contributions under the Company’s Savings and Profit Sharing Plan of $16,718. In addition, the amount disclosed for Mr. Gallagher includes reimbursement of club membership dues and the payment of educational expenses.

(6)	The amount disclosed for Mr. Edmunds includes contributions under the Company’s Savings and Profit Sharing Plan of $16,718 and relocation assistance in connection with the Company’s move of its headquarters to Houston in the amount of $108,754. The relocation assistance includes, among other items, tax reimbursements of $11,563 relating to relocation expenses incurred by Mr. Edmunds.

(7)	The amount disclosed for Mr. Elliott includes contributions under the Company’s Savings and Profit Sharing Plan of $16,718 and relocation assistance in connection with the Company’s move of its headquarters to Houston in the amount of $85,306.

Grants of Plan-Based Awards in Fiscal Year 2009

								All	All
								Other	Other		Grant
								Stock	Option		Date
								Awards:	Awards:		Fair
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Exercise	Value of
		Under Non-Equity Incentive			Under Equity Incentive Plan			Shares of	Securities	Price of	Stock and
		Plan Awards(1)			Awards			Stock or	Underlying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(2)

Gary A. Kolstad	—	$56,250	$225,000	$337,500	—	—	—	—	—	—	—
President and Chief	1/19/2009	—	—	—	—	—	—	19,270	—	—	675,028
Executive Officer
Paul G. Vitek Former Senior Vice President Finance & Administration, Chief Financial Officer and Treasurer	—	—	—	—	—	—	—	—	—	—	—
Ernesto Bautista, III,	—	$17,500	$70,000	$105,000	—	—	—	—	—	—	—
Vice President and	1/19/2009	—	—	—	—	—	—	6,855	—	—	240,131
Chief Financial Officer
Mark L. Edmunds	—	$15,750	$63,000	$94,500	—	—	—	—	—	—	—
Vice President of	1/19/2009	—	—	—	—	—	—	5,395	—	—	188,987
Operations
David G. Gallagher	—	$16,563	$66,250	$99,375	—	—	—	—	—	—	—
Vice President of	1/19/2009	—	—	—	—	—	—	5,675	—	—	198,795
Marketing and Sales
R. Sean Elliott	—	$9,375	$37,500	$56,250	—	—	—	—	—	—	—
General Counsel,	1/19/2009	—	—	—	—	—	—	3,210	—	—	112,446
Corporate Secretary and
Chief Compliance Officer

(1)	Amounts represent potential amounts payable related to the performance-based cash awards issued in 2009 pursuant to the Omnibus Plan.

(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Rather, amounts set forth in the stock award column represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes in fiscal year 2009 by the Company with respect to restricted stock awards.

Employment Agreements and Other Plans

Kolstad Employment Agreement.  The Company entered into an employment agreement with Gary A. Kolstad, dated May 10, 2006, which was amended and restated as of October 31, 2008, pursuant to which Mr. Kolstad is employed as President and Chief Executive Officer of the Company. The agreement currently runs through December 31, 2010, with automatic extensions for successive one-year periods unless written notice of an election not to extend is given by either party, or unless the Company or Mr. Kolstad terminates his employment earlier. Mr. Kolstad’s agreement was automatically extended for 2010. From June 1, 2006 until December 31, 2007, Mr. Kolstad received an annual base salary of $300,000. Based on a variety of factors, including the base salary range for Chief Executive Officers of the Similar Companies, effective January 1, 2008, Mr. Kolstad’s annual base salary was increased to $500,000, and effective January 1, 2010, was increased to $600,000. The employment agreement gives the Company the right to increase Mr. Kolstad’s annual base salary, but does not expressly permit for it to be decreased. Mr. Kolstad is eligible to receive an incentive bonus for each fiscal year equal to the sum of (i) 0.5% of the Company’s EBIT for such fiscal year up to $75,000,000 of EBIT, plus (ii) 1.0% of EBIT in excess of $75,000,000. Mr. Kolstad is entitled to four weeks of paid vacation per year, subject to the Company’s applicable policies. Mr. Kolstad shall be reimbursed for all reasonable, ordinary and necessary expenses incurred in the performance of his duties, provided he accounts to the Company for such expenses. Mr. Kolstad shall also be entitled to such benefits and perquisites as are generally made available to senior executive officers of the Company except that he shall not be eligible to participate in the Company’s annual incentive compensation plans. For more information regarding Mr. Kolstad’s employment agreement, see “Potential Termination and Change in Control Payments” below.

Restricted Stock Plan.  The Restricted Stock Plan expired in April 2009; however, awards granted prior to its expiration remain outstanding. Shares of restricted stock granted pursuant to the Company’s Restricted Stock Plan are subject to transfer restrictions and forfeiture during the three-year period following the date of grant. Generally, one-third of the shares subject to each award will vest (i.e., will no longer be subject to transfer restrictions or forfeiture) on the first, second and third anniversaries of the date of grant. Generally, awards that have not vested will be forfeited upon any termination of employment other than termination due to death, disability or retirement in which case the awards will immediately vest. To encourage officers to retain their ownership of the Company’s stock, the Compensation Committee generally provided that officers’ restricted shares would continue to be subject to transfer restrictions for an additional two-year period, except that if an officer’s employment terminates prior to the end of such two-year period, the shares will cease to be subject to transfer restrictions at the time of termination. All shares of restricted stock will vest upon a change in control of the Company. Dividends are paid currently with respect to shares of restricted stock granted pursuant to the Restricted Stock Plan. For more information regarding the Restricted Stock Plan, see “Potential Termination and Change in Control Payments” below.

Omnibus Plan.  On May 19, 2009, the Company’s stockholders approved the Omnibus Plan. The Omnibus Plan is available to directors and key employees (including officers of the Company, whether or not they are members of the Board of Directors) of the Company and its affiliates who have made or who the Compensation Committee of the Board of Directors believes will make substantial contributions to the management, growth and protection of the Company’s business. The Omnibus Plan allows the Company to grant restricted stock and other long term incentives to executive officers and key employees of the Company, including awards that are performance-based, in an effort to align the elements of compensation with the compensation policy of the Company. In 2009, the Committee made cash-based performance awards to named executive officers under the Omnibus Plan. For more information, see “Compensation Discussion and Analysis — Performance-Based Cash Awards” above, and “Potential Termination and Change in Control Payments” below.

Incentive Compensation Plan.  For each plan year, target incentive payments (stated as a percentage of base salary) are determined for each plan participant. In addition, a target is established annually for the Company’s financial performance. For 2009, the Company established a NIBT goal to measure financial performance.

Payments to plan participants are calculated based on a formula that takes into consideration both the individual’s performance and the Company’s actual performance relative to the NIBT target under the 2009 ICP. For executive officers, the weighting between the two factors is determined by the Compensation Committee and is based primarily upon the participant’s position in the Company. With respect to Company performance under the 2009 ICP, the percentage of incentive payment target earned runs from 0% (if actual NIBT is less than 75% of target NIBT) to 200% (if actual NIBT is 140% or more above target NIBT). Individual performance is rated on a scale of 1 to 5. If a plan participant’s performance appraisal rating is less than 3, then the participant is not eligible to receive any payment regardless of company performance. Between a performance appraisal rating of 3 and 5, the percentage of incentive payment target earned runs from 80% to 120%. Alternatively, individual performance may be based on revenue generation, NIBT or other measures approved by the Compensation Committee. In order for individual performance awards to be earned under this alternative, performance must meet or exceed a minimum of 75% of the applicable goal or 75% of the corresponding prior period’s actual performance result. The portion of the bonus determined by individual performance is paid regardless of the level of NIBT achieved by the Company.

The 2009 ICP allows the Compensation Committee to interpret the plan, and to adopt rules and regulations that are necessary or advisable for the proper administration of the plan. During 2009, the Compensation Committee did not take any action that resulted in an award of compensation absent the attainment of the relevant performance goal or reduce or increase the size of any award or payout under the 2009 ICP.

The following table sets forth information regarding outstanding equity awards held by the Company’s named executive officers as of December 31, 2009.

Outstanding Equity Awards at End of Fiscal Year 2009

	Option Awards					Stock Awards
Equity
Incentive
Plan
			Equity					Equity	Awards:
			Incentive					Incentive	Market or
			Plan					Plan Awards:	Payout
			Awards:				Market	Number of	Value
	Number of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($)(2)	(#)	($)

Gary A. Kolstad, President and Chief Executive Officer	—	—	—	—	—	24,046	1,639,216	—	—
Paul G. Vitek, Former Senior Vice President Finance and Administration, Chief Financial Officer and Treasurer	—	—	—	—	—	—	—	—	—
Ernesto Bautista, III Vice President and Chief Financial Officer	—	—	—	—	—	6,855	467,305	—	—
Mark L. Edmunds, Vice President of Operations	—	—	—	—	—	8,401	572,696	—	—
David G. Gallagher, Vice President of Marketing and Sales	—	—	—	—	—	10,309	702,765	—	—
R. Sean Elliott, General Counsel, Corporate Secretary and Chief Compliance Officer	—	—	—	—	—	4,101	279,565	—	—

(1)	Pursuant to the Restricted Stock Plan, one-third of the shares subject to award vest on each of the first three anniversaries of the grant date. For Mr. Kolstad, 1,667 shares vested on January 15, 2010, 1,442 shares vested on January 16, 2010, 6,423 shares vested on January 19, 2010, 1,667 shares will vest on January 15, 2011, 6,423 shares will vest on January 19, 2011 and 6,424 shares will vest on January 19, 2012. For Mr. Bautista, 2,285 shares vested on January 19, 2010, 2,285 shares will vest on January 19, 2011 and 2,285 shares will vest on January 19, 2012. For Mr. Edmunds, 1,022 shares vested on January 15, 2010, 962 shares vested on January 16, 2010, 1,798 shares vested on January 19, 2010, 1,022 shares will vest on January 15, 2011, 1,798 shares will vest on January 19, 2011 and 1,799 shares will vest on January 19, 2012. For Mr. Gallagher, 650 shares vested on January 15, 2010, 1,891 shares vested on January 19, 2010, 3,334 shares will vest on April 17, 2010, 650 shares will vest on January 15, 2011, 1,892 shares will vest on January 19, 2011 and 1,892 shares will vest on January 19, 2012. For Mr. Elliott, 278 shares vested on January 15, 2010, 1,070 shares vested on January 19, 2010, 334 shares will vest on November 21, 2010, 279 shares will vest on January 15, 2011, 1,070 shares will vest on January 19, 2011, and 1,070 shares will vest on January 19, 2012.

(2)	Market Value is computed by multiplying the closing market price of the Company’s stock at the end of fiscal year 2009 of $68.17 by the number of shares subject to the award.

The following table sets forth information regarding equity awards held by the Company’s named executive officers that were exercised or that vested during fiscal year 2009.

Option Exercises and Stock Vested in Fiscal Year 2009

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Gary A. Kolstad,	—	—	9,774	371,697
President and Chief Executive Officer
Paul G. Vitek,	6,000	97,995	2,532	89,217
Former Senior Vice President Finance & Administration, Chief Financial Officer and Treasurer
Ernesto Bautista, III	—	—	—	—
Vice President and Chief Financial Officer
Mark L. Edmunds,	—	—	2,532	89,217
Vice President of Operations
David G. Gallagher,	—	—	3,983	131,845
Vice President of Marketing and Sales
R. Sean Elliott,	—	—	611	29,544
General Counsel, Corporate Secretary and Chief Compliance Officer

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2009:

C.
Number of
Securities
	A.		Remaining Available
	Number of		for Future Issuance
	Securities to be	B.	Under Equity
	Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in Column
Plan Category	and Rights	and Rights	(A))

Equity compensation plans approved by security holders	13,425	$28.59	728,681(2)
Equity compensation plans not approved by security holders(1)	-0-	-0-	-0-
Total(1)	13,425	$28.59	728,681(2)

(1)	In December 2005, the Board of Directors adopted the CARBO Ceramics Inc. Director Deferred Fee Plan (the “Deferral Plan”). Pursuant to the Deferral Plan, Directors of the Company are permitted to defer their annual cash compensation for Board of Directors service that is otherwise payable in a given fiscal year and receive such fees in shares of the Company’s Common Stock upon their retirement from the Board of Directors, or such later date as the Director may specify. As fees are earned, shares of Common Stock are credited to bookkeeping accounts for future issuance. No set amount of shares is authorized for issuance under the terms of the Deferral Plan. As of December 31, 2009, the outstanding balance for all bookkeeping accounts under the Deferral Plan was 4,017 shares. The Deferral Plan was discontinued in January 2010.

(2)	Represents shares available for issuance under the Omnibus Plan as of December 31, 2009.

POTENTIAL TERMINATION AND CHANGE IN CONTROL PAYMENTS

The following tables set forth the estimated value of payments and benefits that the Company’s named executive officers would be entitled to receive assuming certain terminations of employment and/or assuming a change in control of the Company, in each case occurring on December 31, 2009 and using the closing market price of the Common Stock at the end of fiscal year 2009 of $68.17. Mr. Vitek did not receive any such payments upon retiring in January 2009, as he had not obtained the required retirement age of 62.

Gary A. Kolstad

	Cash-Out Value of	Cash-Out Value of
	Equity-Based Awards	Cash-Based Awards
	that Vest as	that Vest as
	a Result of a	a Result of a	Value of Salary
Triggering Event	Triggering Event ($)	Triggering Event ($)	Continuation ($)

Termination of Employment Prior to a Change In Control without Cause	—	418,430	1,000,000
After a Change In Control without Cause or for Good Reason	1,639,216	596,877	1,000,000
Retirement	1,639,216	(1)	—
Disability	1,639,216	643,430	—
Death	1,639,216	643,430	—
Voluntary Termination	—	—	—
Change in Control	1,639,216	75,000	—

(1)	Performance-based award vests, but amount of payment is not determined until end of applicable performance period.

Ernesto Bautista, III

	Cash-Out Value of	Cash-Out Value of
	Equity-Based Awards	Cash-Based Awards
	that Vest as	that Vest as
	a Result of a	a Result of a
Triggering Event	Triggering Event ($)	Triggering Event ($)

Termination of Employment
Without Cause	—	—
For Cause	—	—
Retirement	467,305	(1)
Disability	467,305	70,000
Death	467,305	70,000
Voluntary Termination	—	—
Change in Control	467,305	23,333

(1)	Performance-based award vests, but amount of payment is not determined until end of applicable performance period.

Mark L. Edmunds

	Cash-Out Value of	Cash-Out Value of
	Equity-Based Awards	Cash-Based Awards
	that Vest as	that Vest as
	a Result of a	a Result of a
Triggering Event	Triggering Event ($)	Triggering Event ($)

Termination of Employment
Without Cause	—	—
For Cause	—	—
Retirement	572,696	(1)
Disability	572,696	63,000
Death	572,696	63,000
Voluntary Termination	—	—
Change in Control	572,696	22,000

(1)	Performance-based award vests, but amount of payment is not determined until end of applicable performance period.

David G. Gallagher

	Cash-Out Value of	Cash-Out Value of
	Equity-Based Awards	Cash-Based Awards
	that Vest as	that Vest as
	a Result of a	a Result of a
Triggering Event	Triggering Event ($)	Triggering Event ($)

Termination of Employment
Without Cause	—	—
For Cause	—	—
Retirement	702,765	(1)
Disability	702,765	66,250
Death	702,765	66,250
Voluntary Termination	—	—
Change in Control	702,765	22,083

(1)	Performance-based award vests, but amount of payment is not determined until end of applicable performance period.

R. Sean Elliott

	Cash-Out Value of	Cash-Out Value of
	Equity-Based Awards	Cash-Based Awards
	that Vest as	that Vest as
	a Result of a	a Result of a
Triggering Event	Triggering Event ($)	Triggering Event ($)

Termination of Employment
Without Cause	—	—
For Cause	—	—
Retirement	279,565	(1)
Disability	279,565	37,500
Death	279,565	37,500
Voluntary Termination	—	—
Change in Control	279,565	12,500

(1)	Performance-based award vests, but amount of payment is not determined until end of applicable performance period.

Kolstad Employment Agreement.  In the event that Mr. Kolstad’s employment is terminated due to disability or death, Mr. Kolstad, or his estate, shall be entitled to receive (i) all earned but unpaid base salary, (ii) payment for all earned but unused vacation time, and (iii) reimbursement for business expenses incurred prior to the date of termination (together, the “Accrued Obligations”). He, or his estate, shall also receive a pro-rated bonus based on the bonus he would have received for the year in which his employment terminated had his employment continued. If the Company terminates Mr. Kolstad’s employment for Cause, he shall only be entitled to receive the Accrued Obligations. In the event the Company terminates Mr. Kolstad’s employment without Cause, he shall be entitled to receive (i) the Accrued Obligations, (ii) a pro-rated bonus based on the bonus he would have received for the year in which his employment terminated had his employment continued and (iii) contingent upon his execution of a general release of claims against the Company, an amount equal to two times his base salary. The Accrued Obligations, pro-rated bonus and a portion of the base salary payment would be paid in a lump sum, and the remaining portion of the base salary payment would be paid over an 18 month period. Notwithstanding the foregoing, in the event Mr. Kolstad’s employment is terminated by the Company without Cause or by him for Good Reason, and in either case, during the one-year period following a change in control of the Company, he shall be entitled to receive (i) the Accrued Obligations, (ii) a pro-rated bonus based on the bonus he received in the year prior to his termination of employment and (iii) an amount equal to two times his base salary. In this instance, the Accrued

Obligations and a portion of the bonus and base salary payment would be paid in a lump sum, with the remaining portion of the bonus and base salary payment to be paid over an 18 month period.

In Mr. Kolstad’s employment agreement, “Cause” is defined as (i) any material violation by Mr. Kolstad of the agreement; (ii) any failure by Mr. Kolstad to substantially perform his duties thereunder; (iii) any act or omission involving dishonesty, fraud, willful misconduct or gross negligence on the part of Mr. Kolstad that is or may be materially injurious to the Company; and (iv) commission of any felony or other crime involving moral turpitude.

“Good Reason” is defined as, without Mr. Kolstad’s express written consent, the occurrence of any one or more of the following: (i) the assignment of Mr. Kolstad to duties materially inconsistent with his authorities, duties, responsibilities and status (including offices, titles and reporting requirements) as an officer of the Company, or a reduction or alteration in the nature or status of his authorities, duties or responsibilities from those in effect immediately prior to a change in control, including a failure to reelect him to, or a removal of him from, any office of the Company that he held immediately prior to a change in control; or (ii) the Company’s requiring Mr. Kolstad to be based at a location more than 50 miles from Houston, Texas, except for required travel on the Company’s business to an extent substantially consistent with his business obligations immediately prior to a change in control; or (iii) the Company materially breaches the agreement or any other written agreement with Mr. Kolstad; or (iv) a material reduction in his level of participation in any of the Company’s welfare benefit, retirement or other employee benefit plans, policies, practices or arrangements in which he participates as of the date of the change in control. The Company is entitled to written notice and a 30 day cure period for any event that may constitute Good Reason.

Mr. Kolstad is subject to a covenant not to compete for a period of two years following the termination of his employment with the Company. He is also subject to standard covenants not to solicit employees and not to solicit clients for a period of one year following a termination.

Restricted Stock Plan.  All named executive officers (other than Mr. Vitek) were participants in the Restricted Stock Plan and had unvested awards of restricted shares pursuant to this plan as of December 31, 2009. The Restricted Stock Plan provides that upon a termination of employment or service, other than due to death, disability or retirement, a participant forfeits any unvested shares of restricted stock. If the participant’s employment or service terminates due to death, disability or retirement, all unvested shares shall immediately vest. “Retirement” is defined as a participant’s voluntary termination of employment or service on the Board of Directors (with the approval of the Board of Directors) at or after age 62 (unless otherwise defined in the award agreement). None of the named executive officers is currently eligible for retirement. The Restricted Stock Plan provides that unvested awards shall immediately vest upon a change in control.

Omnibus Plan.  All named executive officers (other than Mr. Vitek) are participants in the Omnibus Plan and had unvested performance-based cash awards pursuant to this plan as of December 31, 2009. Each award agreement under the Omnibus Plan specifies the consequences with respect to such award upon any termination of employment. For the performance-based cash awards made in 2009, the applicable award agreements specify that the awards shall vest at the targeted award amount upon any death or disability. Additionally, the award agreement specifies that awards shall vest upon retirement at or after age 62, but the amount of payment (if any) shall not be determined until the end of the applicable performance period. None of the named executive officers is currently eligible for retirement. Pursuant to the terms of the Omnibus Plan, the performance-based cash awards immediately vest upon a change of control, at the targeted award amount, with actual payment to be prorated for the number of days elapsed in the performance period prior to the change of control.

CARBO Ceramics Inc. 2009 Incentive Compensation Plan for Key Employees.  The 2009 ICP was adopted effective January 1, 2009, and sets forth the terms and conditions of the incentive payments for Messrs. Bautista, Edmunds, Gallagher and Elliott for the 2009 fiscal year. The 2009 ICP does not have any provisions for accelerated vesting upon termination of employment (regardless of the reason) or upon a change of control of the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with management and, based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The report of the Compensation Committee is not “solicitation material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

CARBO Ceramics Inc. Compensation Committee

H.E. Lentz, Jr., Chairman
Sigmund L. Cornelius
James B. Jennings
Randy L. Limbacher
William C. Morris
Robert S. Rubin

March 16, 2010

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who are beneficial owners of more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of shares of Common Stock beneficially owned by them. Directors, executive officers and beneficial owners of more than 10% of the Common Stock are also required to furnish the Company with copies of all Section 16(a) reports that they file with the SEC.

To the Company’s knowledge, no director, executive officer or other greater than 10% beneficial owner of the Common Stock failed to timely file with the SEC one or more required reports on Form 3, 4 or 5, during 2009.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee met nine times during 2009. The Audit Committee reviewed with management and the independent registered public accounting firm the interim financial information included in the March 31, June 30 and September 30, 2009 Quarterly Reports on Form 10-Q prior to their filing with the SEC. In addition, the Audit Committee reviewed all earnings releases with management and the Company’s independent registered public accounting firm prior to their release.

Consistent with the applicable requirements of the Public Company Accounting Oversight Board, the Company’s independent registered public accounting firm provided the Audit Committee a written statement describing all the relationships between it and the Company that might bear on its independence. The Audit Committee also discussed and reviewed with the Company’s independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance), which supersedes Statement on Auditing Standards No. 61.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviews and discusses with management the audited financial statements in the Company’s Annual Report on Form 10-K, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the acceptability and quality of the Company’s accounting principles and such other matters appropriate for discussion with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company and considered the compatibility of non-audit services with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC. The Audit Committee also approved, subject to stockholders’ ratification, the selection of the Company’s independent registered public accounting firm.

This report of the Audit Committee is not “solicitation material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

CARBO Ceramics Inc. Audit Committee

Robert S. Rubin, Chairman
Sigmund L. Cornelius
James B. Jennings
H. E. Lentz, Jr.
Randy L. Limbacher

March 15, 2010

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)

Subject to ratification by the stockholders, the Audit Committee of the Board of Directors intends to reappoint Ernst & Young as the Company’s independent registered public accounting firm to audit the financial statements of the Company for 2010. Ernst & Young has acted as the Company’s independent registered public accounting firm since its formation in 1987. Representatives of the firm of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees.  Ernst & Young’s fees for the Company’s annual audit and review of interim financial statements were $644,206 in 2009, $745,462 in 2008 and $624,206 in 2007.

Audit-Related Fees.  Ernst & Young’s fees for audit-related services were $28,000 in 2009, $35,749 in 2008 and $33,388 in 2007. Audit-related services for 2009, 2008 and 2007 primarily include fees for employee benefit plan audits.

Tax Fees.  Ernst & Young’s fees for tax services were $178,020 in 2009, $144,135 in 2008 and $134,663 in 2007. Tax services primarily involve assistance with tax return compliance and consultations regarding foreign tax jurisdictions.

All Other Fees.  Ernst & Young’s fees for all other products and services were $3,618 in 2009, $6,924 in 2008 and $2,592 in 2007. These other products and services include various training and consultation services.

Under the Audit Committee’s Pre-Approval Procedures for Audit and permitted Non-Audit Services, the Chairman of the Audit Committee is allowed to pre-approve audit and non-audit services if such services will commence prior to the next regularly scheduled meeting of the Audit Committee and where the cost of such services in the aggregate will not exceed $50,000. The Audit Committee is then informed of such pre-approval at its next meeting. For 2009, there were no non-audit related services approved in this manner.

The Audit Committee and the Board of Directors recommend the stockholders vote “FOR” such ratification.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each of the persons named in the proxy to vote in accordance with his judgment on such matters.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date. INTERNET http://www.proxyvoting.com/crr CARBO CERAMICS INC. Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. 69120-bl FOLD AND DETACH HERE THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS Please mark your votes as ARE INDICATED, WILL BE VOTED FOR THE NOMINEES AND PROPOSAL. indicated in this example X FOR WITHHOLD *EXCEPTIONS ALL FOR ALL FOR AGAINST ABSTAIN 1. To elect seven Directors. The Board of Directors 2. Proposal to ratify the appointment of Ernst & Young LLP, recommends a vote FOR the nominees listed below. certified public accountants, as the Company’s independent registered public accounting firm for the fiscal year ending Nominees: December 31, 2010. 01 Sigmund L. Cornelius 05 Randy L. Limbacher 02 James B. Jennings 06 William C. Morris 3. In their discretion, to vote upon such other business as may properly come before the 03 Gary A. Kolstad 07 Robert S. Rubin meeting. 04 H. E. Lentz, Jr. The Board of Directors recommends that you vote FOR the nominees and proposal listed (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the above. This proxy when properly executed will be voted in the manner directed herein by “Exceptions” box above and write that nominee’s name in the space provided below.) the undersigned shareholder. If no direction is given, this proxy will be voted FOR the nominees and proposal. *Exceptions Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2009 Annual Report to Shareholders are available at: http://www.carboannualmeeting.com FOLD AND DETACH HERE PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARBO CERAMICS INC. The undersigned hereby appoints Gary A. Kolstad, R. Sean Elliott, Ernesto Bautista, III, or any one of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of CARBO Ceramics Inc., held of record by the undersigned on March 22, 2010, at the Annual Meeting of Shareholders to be held on May 18, 2010, or any adjournment or continuation thereof. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 69120-bl